UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 10, 2007

Coastal Banking Company, Inc.
(Exact name of registrant as specified in charter)

South Carolina	000-28333	58-2455445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

36 Sea Island Parkway, Beaufort, South Carolina, 29902
(Address of principal executive offices)

(843) 522-1228
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Principal Officers

On September 10, 2007, Coastal Banking Company, Inc. (the “Company”) appointed Mr. Paul Garrigues, (age 51), as its Chief Financial Officer.  Mr. Garrigues will also serve as Chief Financial Officer of the Company’s subsidiary banks, Lowcounty National Bank and First National Bank of Nassau County. Prior to joining the Company, Mr. Garrigues served as senior vice president of secondary marketing at Seacoast National Bank in Stuart, Florida from June 2006 to September 2007.   Mr. Garrigues served as Senior Vice President and Chief Financial Officer of Big Lake National Bank in Okeechobee, Florida from February 2005 to June 2006, when Seacoast National Bank acquired Big Lake National Bank.  From October 2002 to January 2005, Mr. Garrigues served as the Chief Accounting Officer of Lydian Trust Company, a financial services company in Palm Beach Gardens, Florida, and from March 2000 to May 2002, he served as Executive Vice President and Chief Financial Officer of Valley Construction & Development, Inc., a real estate builder and developer in Walnut Creek, California. Mr. Garrigues was not selected to serve as a Chief Financial Officer based on any arrangement or understanding between Mr. Garrigues and any other person, and he has no familial relationship with any current officer or director of the Company.

On September 17, 2007, the Company entered into an employment agreement (the “Agreement”) with Mr. Garrigues regarding his position as Chief Financial Officer of the Company.  The Agreement is effective as of September 10, 2007 and the initial term is three years from the effective date.  The term will automatically renew for successive one year periods unless either party provides written notice of its or his intent not to extend the Agreement at least 90 days prior to the expiration of the current term.

Under the terms of the Agreement, Mr. Garrigues is entitled to an annual base salary of $150,000, subject to an annual increase as determined by the Chief Executive Officer based his evaluation of Mr. Garrigues’ performance.  Mr. Garrigues is entitled to quarterly bonus payments equal to 2% of the quarterly net profits before taxes of the Wholesale Mortgage Lending Division.  Mr. Garrigues is also entitled to annual bonus compensation as determined by the Chief Executive Officer.  Increases to Mr. Garrigues’ base salary and annual bonus compensation are subject to necessary or desired approval by the Board of Directors.

  Mr. Garrigues was also granted an option to purchase 8,000 shares of the Company's common stock at an exercise price equal to the average of the closing high bid and low ask prices as quoted on the OTC Bulletin Board on the grant date.  The option was issued pursuant to the Company's stock incentive plan and will become exercisable in equal 20% increments beginning on the one-year anniversary of Mr. Garrigues' hire date.  The option will expire no later than ten years from the date of grant. Additionally, the Agreement requires the Company to provide Mr. Garrigues with vacation time, reimbursement for reasonable business expense and other customary benefits.

Generally, in the event Mr. Garrigues is terminated by the Company without cause (as defined in the Agreement), the Company will be required to pay Mr. Garrigues an amount equal to 50% of his then current base salary in substantially equal installments for a period of six months.    If the Company terminates Mr. Garrigues’ employment without cause or Mr. Garrigues terminates his employment for good reason (as defined in the Agreement) in either case within 24 months following a change in control of the Company (as defined in the Agreement), the Company will pay Mr. Garrigues a lump sum severance payment equal to his then current base salary plus the annual average of the bonuses paid to Mr. Garrigues with respect to the last three calendar years.

If Mr. Garrigues' employment is terminated by the Company or by Mr. Garrigues, Mr. Garrigues will be prohibited from competing with the Company and the Banks or soliciting their customers or employees for a period of twelve months from the date of termination.

Item 9.01.

Financial Statements, Pro Forma Information and Exhibits.

Exhibit 99.1

Press Release, dated September 17, 2007, announcing the appointment of Mr. Garrigues as Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL BANKING COMPANY, INC.

Dated: September 17, 2007	By:	/s/ Michael G. Sanchez
Michael G. Sanchez
Chief Executive Officer